Exhibit 10.2

ATTACHMENT F

CORPORATE INTEGRITY AGREEMENT

BETWEEN THE

OFFICE OF INSPECTOR GENERAL

OF THE

DEPARTMENT OF HEALTH AND HUMAN SERVICES

AND

HEALTHSOUTH CORPORATION

I.	PREAMBLE

HealthSouth (as that term is defined herein) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, HealthSouth is entering into a Settlement Agreement with the United States, and this CIA is incorporated by reference into the Settlement Agreement.

II.	TERM AND SCOPE OF THE CIA

A.	The period of the compliance obligations assumed by HealthSouth under this CIA shall be five years from the effective date of this CIA, unless otherwise specified. The effective date shall be January 1, 2005 (Effective Date). Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period” or an “Audit Year.”

B.	Sections VII, VIII, IX, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) HealthSouth’s final annual report; or (2) any additional materials submitted by HealthSouth pursuant to OIG’s request, whichever is later.

C.	The scope of this CIA shall be governed by the following definitions:

1.	“HealthSouth” or the “Company” includes: (i) HealthSouth Corporation and its wholly-owned subsidiaries; and (ii) any other corporation, limited liability company, partnership or any other legal entity or organization that is engaged in furnishing health care items or services to beneficiaries of Federal health care programs through a rehabilitation hospital, an outpatient rehabilitation facility, or the outpatient department of a rehabilitation hospital in which HealthSouth owns a direct or indirect equity interest of 5% or more and has the ability to control the day-to-day operations of the entity.

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2.	“Covered Persons” includes all natural persons who are: (i) owners, officers, directors, and employees (including employed physicians) of HealthSouth; and (ii) agents, physicians serving as medical directors, physicians with staff privileges at HealthSouth facilities, and other persons who furnish health care items or services to any Federal health care program beneficiary at a HealthSouth facility for which HealthSouth claims reimbursement from any Federal health care program. Notwithstanding the above, this term does not include part-time or per diem employees or other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year. HealthSouth employees working in lines of business which do not provide, support, or relate to the provision of healthcare services shall not be considered “Covered Persons.”

3.	“Relevant Covered Persons” includes all Covered Persons engaged directly or in a supervisory role in the preparation or submission of claims for reimbursement from any Federal health care program on behalf of HealthSouth for items or services furnished in a rehabilitation hospital, an outpatient rehabilitation facility, or the outpatient department of a rehabilitation hospital.

4.	“Covered Contractors” includes any independent contractor or subcontractor (who is not a Covered Person) and their employees that is engaged by HealthSouth on or after the Effective Date to provide direct patient care services or that perform billing or coding functions on behalf of HealthSouth for more than 160 hours per year. Should HealthSouth at any time after the Effective Date renegotiate, modify, or renew a contract entered into prior to the Effective Date for the functions described in this Paragraph, the contractor shall become a Covered Contractor as that term is used for purposes of this CIA.

III.	CORPORATE INTEGRITY OBLIGATIONS

HealthSouth shall establish and maintain a Compliance Program that includes the following elements:

A.	Compliance Officer and Committee.

1.

Compliance Officer. To the extent not completed prior to the Effective Date, not later than 90 days after the Effective Date, HealthSouth shall appoint an individual to serve as its Compliance Officer and shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements. The Compliance Officer shall report to the Chief Executive Officer and to the

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Compliance Committee of the Board of Directors. The Compliance Officer shall be a member of senior management of HealthSouth, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of HealthSouth (i.e., to the Compliance Committee of the Board of Directors or to the full Board of Directors, as appropriate), and shall be authorized to report on such matters to the Compliance Committee of the Board of Directors or to the full Board of Directors at any time. The Compliance Officer shall not be or be subordinate to the General Counsel or Chief Financial Officer. The Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by HealthSouth as well as for any reporting obligations created under this CIA.

HealthSouth shall report to OIG, in writing, any changes in the identity or position description of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

2.	Compliance Office. To the extent not completed prior to the Effective Date, not later than 90 days after the Effective Date, HealthSouth shall establish and maintain a Compliance Office under the direction of the Compliance Officer that is responsible for developing and implementing policies, procedures, and practices designed to promote compliance with Federal health care program requirements and the requirements set forth in this CIA. The Compliance Office shall also conduct audits of facilities and programs based upon an internal risk assessment process taking into account an evaluation of the integrity of internal management and control systems, Federal health care program requirements, OIG’s annual work plan, issues identified through the Company’s Disclosure Program, as set forth in Section III.E below, and issues identified through the reviews described in Section III.D below.

3.	Executive Compliance Committee. To the extent not completed prior to the Effective Date, not later than 90 days after the Effective Date, HealthSouth shall appoint and maintain an Executive Compliance Committee (Executive Compliance Committee). The Executive Compliance Committee shall, at a minimum, include the Compliance Officer and other members of senior corporate management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments and heads of HealthSouth’s principal operating divisions). The Compliance Officer shall chair the Executive Compliance Committee. The Executive Compliance Committee shall participate in the formulation and implementation of HealthSouth’s compliance program and shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of the organization’s risk areas and shall oversee monitoring of internal and external audits and investigations).

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HealthSouth shall report to OIG, in writing, any changes in the composition of the Executive Compliance Committee, or any actions or changes that would affect the Executive Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

4.	Compliance Committee of the Board of Directors. To the extent not completed prior to the Effective Date, not later than 90 days after the Effective Date, HealthSouth shall establish and maintain a Compliance Committee of its Board of Directors (Board Compliance Committee). The Board Compliance Committee shall include no less than three (3) independent members of the Board of Directors. The Board Compliance Committee shall oversee HealthSouth’s compliance program and shall evaluate the effectiveness of its operation. The Compliance Officer shall make periodic reports to the Board Compliance Committee (not less than quarterly) on issues relating to the performance of the HealthSouth compliance program, including compliance with the requirements of this CIA.

B.	Written Standards.

1.	Code of Conduct. To the extent not completed prior to the Effective Date, within 90 days of the Effective Date, HealthSouth shall adopt and distribute a Code of Conduct to all Covered Persons. HealthSouth shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall, at a minimum, set forth:

a.	HealthSouth’s commitment to full compliance with all Federal health care program requirements, including its commitment to prepare and submit accurate claims consistent with such requirements;

b.	HealthSouth’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with HealthSouth’s internal policies and procedures (including the requirements of this CIA);

c.	the requirement that all of HealthSouth’s Covered Persons shall be expected to report to the Compliance Officer or other appropriate individual designated by HealthSouth suspected violations of any Federal health care program requirements or of HealthSouth’s own policies and procedures;

d.	the possible consequences to both HealthSouth and Covered Persons of failure to comply with Federal health care program requirements and with HealthSouth’s own policies and procedures and the failure to report such noncompliance; and

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e.	the right of all individuals to use the Disclosure Program described in Section III.E, and HealthSouth’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

Within 90 days after the Effective Date, to the extent not already completed, each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by HealthSouth’s Code of Conduct. New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later.

HealthSouth shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. Any revisions to the Code of Conduct shall be communicated to Covered Persons and Covered Contractors within 30 days after the effective date of any revisions. In the case of a significant change to the Code of Conduct, each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 60 days after the distribution of the revised Code of Conduct. Distribution may include publishing the Code of Conduct on HealthSouth’s intranet or other internal web site available to all employees. If HealthSouth uses such an electronic method of distribution, it must notify the individuals receiving the Code of Conduct that the Code of Conduct will be distributed in such a manner and it must monitor the distribution to ensure that all appropriate individuals received the Code of Conduct.

2.	Covered Contractor Requirements.

a.	If the Covered Contractor is an organization, HealthSouth shall require a Covered Contractor to:

(1)	agree to abide by HealthSouth’s Code of Conduct or adopt its own Code of Conduct addressing substantially all of the requirements of Section III.B.1;

(2)	distribute the following materials to its employees and subcontractors working on HealthSouth matters: (i) HealthSouth’s Code of Conduct or its own Code of Conduct; (ii) copies of relevant HealthSouth policies and procedures relating to the work of the Covered Contractor; and (iii) information about HealthSouth’s Disclosure Program (including the hotline number);

(3)

provide, either directly or through HealthSouth, Specific Training (as described in Section III.C.3 of this CIA) to employees or subcontractors engaged directly or indirectly or in a supervisory role in the preparation or submission of claims for reimbursement from any Federal health care program on behalf of HealthSouth for items or services furnished in a rehabilitation hospital, an outpatient

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rehabilitation facility, or the outpatient department of a rehabilitation hospital; and

(4)	certify to HealthSouth that all employees and subcontractors working on HealthSouth matters have: (i) been screened to exclude Ineligible Persons in accordance with the requirements of Section III.F of this CIA; (ii) received a copy of HealthSouth’s Code of Conduct or its own Code of Conduct, copies of relevant HealthSouth policies and procedures, and information about HealthSouth’s Disclosure Program (including the hotline number); and (iii) received Specific Training where required.

b.	If the Covered Contractor is an individual, HealthSouth shall treat the contractor as a Covered Person for purposes of this CIA.

3.	Policies and Procedures. To the extent not completed prior to the Effective Date, not later than 90 days after the Effective Date, HealthSouth shall implement written policies and procedures regarding the operation of HealthSouth’s compliance program and its compliance with Federal health care program requirements. At a minimum, the policies and procedures shall address:

a.	Federal health care program requirements regarding physician certification or recertification of outpatient therapy plans of care for Medicare beneficiaries receiving care in outpatient rehabilitation facilities or outpatient departments of HealthSouth rehabilitation hospitals;

b.	the proper use of group therapy and individual therapy codes for rehabilitation services furnished to Medicare beneficiaries in outpatient rehabilitation facilities or outpatient departments of HealthSouth rehabilitation hospitals;

c.	compliance with Medicare coding rules applicable to outpatient therapy services including, but not limited to rules for timed therapy services;

d.	the use of licensed personnel to furnish services to Federal health care program beneficiaries; and

e.

the preparation and filing of Medicare and Medicaid cost reports for HealthSouth rehabilitation hospitals and accurately calculating any separate Medicare or Medicaid payments to such facilities (in addition to PPS payments) including payments for outlier claims,

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bad debt, indirect medical education (IME), and low income patients.

Not later than 90 days after the Effective Date, the relevant portions of the policies and procedures described in Paragraphs III.B.3.a through III.B.3.e above shall be distributed to all individuals whose job functions relate to those policies and procedures. Distribution may include publishing such policies and procedures on HealthSouth’s intranet or other internal web site available to all employees. If HealthSouth uses such an electronic method of distribution, it must notify the individuals receiving the policies and procedures that the policies and procedures will be distributed in such a manner and it must monitor the distribution to ensure that all appropriate individuals received the policies and procedures. Appropriate and knowledgeable staff shall be available to explain the policies and procedures.

At least annually (and more frequently, if appropriate), HealthSouth shall assess and update as necessary all of the policies and procedures required by this Paragraph III.B.3, including but not limited to the policies and procedures described in Paragraphs III.B.3.a through III.B.3.e. The relevant portions of any such revised policies and procedures shall be posted on the HealthSouth intranet and/or distributed to all Covered Persons and Covered Contractors whose job functions relate to those policies and procedures within 90 days of such revisions.

C.	Training and Education.

1.	General Training. To the extent not already completed, within 90 days after the Effective Date, HealthSouth shall provide reasonable and appropriate general training to each Covered Person (General Training). This General Training, at a minimum, shall include:

a.	a description of HealthSouth’s regulatory compliance programs;

b.	a summary of HealthSouth’s Code of Conduct and internal policies and procedures as they pertain to general compliance issues);

c.	a description of the Disclosure Program, including the availability of a Compliance Hotline;

d.	a discussion of HealthSouth’s principal CIA requirements;

e.	an overview of the principal federal laws and regulations applicable to HealthSouth’s business operations; and

f.	a review of sanctions that may be applied to HealthSouth and individual Covered Persons for failure to comply with applicable statutes, regulations, and other Federal health care program requirements.

New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later.

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2.	Refresher Training. After receiving the initial General Training described above, each Covered Person shall receive reasonable and appropriate General Training annually (Refresher Training). Such Refresher Training shall reinforce the importance of the Company’s Compliance Program and shall address material changes in Federal health care program requirements, changes in HealthSouth compliance policies and procedures, and other relevant compliance-related topics.

3.	Specific Training. Within 90 days after the Effective Date, each Relevant Covered Person shall receive at least four hours of Specific Training in addition to the General Training required above. This Specific Training shall include a discussion of:

a.	the Federal health care program requirements regarding the accurate coding and submission of claims;

b.	policies, procedures, and other requirements applicable to the documentation of medical records;

c.	the personal obligation of each individual involved in the claims submission process to ensure that such claims are accurate;

d.	applicable reimbursement statutes, regulations, and program requirements and directives;

e.	if appropriate, the policies and procedures set forth in Section III.B.3 above;

f.	the legal sanctions for violations of the Federal health care program requirements;

g.	examples of proper and improper claims submission practices; and

h.	such other topics that will enable the Relevant Covered Person to use internal HealthSouth procedures and systems to perform his or her job responsibilities effectively and in conformance with Federal health care program requirements.

New Relevant Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming Relevant Covered Persons, or within 90 days after the Effective Date, whichever is later. A HealthSouth employee who has completed the Specific Training shall review a new Relevant Covered Person’s work, to the extent that the work relates to the preparation or submission of claims for reimbursement from any Federal health care program, until such time as the new Relevant Covered Person completes his or her Specific Training.

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After receiving the initial Specific Training described in this Section, each Relevant Covered Person shall receive at least four hours of Specific Training annually. Specific Training that meets the requirements of this Section III.C.3 and that was provided to Relevant Covered Persons during the twelve months immediately preceding the execution of this CIA may be credited towards the training time requirements of this Section, provided that HealthSouth shall update such training with respect to the new policies and procedures required by Paragraphs III.B.3.a through III.B.3.e, above.

4.	Certification. Each individual who is required to complete training shall certify, in writing, or in electronic form, if applicable, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Compliance Officer (or designee) shall retain the certifications, along with all course materials. These shall be made available to OIG, upon request.

5.	Qualifications of Trainer. Persons designing or providing training shall be knowledgeable about the subject area.

6.	Update of Training. HealthSouth shall annually review its training programs, and, where appropriate, update such programs to reflect changes in Federal health care program requirements, any issues discovered during internal audits or the IRO Claims Review, Unallowable Cost Review, and any other relevant information.

7.	Computer-based Training. HealthSouth may provide the training required under this CIA through appropriate computer-based training approaches. If HealthSouth chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

8.	Exception for Pre-existing Contractors. Notwithstanding any other provision of this CIA, the following are HealthSouth’s only obligations hereunder with respect to Sections III.B and III.C for contractors who are not Covered Contractors pursuant to Section II.C.4 solely because there was a contract in place between HealthSouth and the contractor on the Effective Date. HealthSouth shall make the Code of Conduct and information about the Disclosure Program available to all pre-existing contractors and shall make the General Training, and Specific Training, where appropriate, available to all pre-existing contractors, and shall use reasonable efforts to encourage the contractor to distribute the materials to its employees and subcontractors.

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D.	Review Procedures.

1.	General Description.

a.	Engagement of Independent Review Organization. Within 90 days after the Effective Date, HealthSouth shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform reviews to assist HealthSouth in assessing and evaluating: (i) its billing, coding, and cost reporting practices with respect to its inpatient rehabilitation facilities (IRFs); (ii) its billing and coding practices for outpatient items and services furnished by outpatient departments of HealthSouth IRFs and through other HealthSouth outpatient rehabilitation facilities (ORFs); and (iii) certain other obligations pursuant to this Agreement and the Settlement Agreement. The applicable requirements relating to the IRO are outlined in Appendix A to this Agreement, which is incorporated by reference.

Each IRO engaged by HealthSouth shall have expertise in the billing, coding, reporting, and other requirements applicable to IRFs and ORFs and in the general requirements of the Federal health care. program(s) from which HealthSouth seeks reimbursement. Each IRO shall assess, along with HealthSouth, whether it can perform the IRO review in a professionally independent and/or objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or other engagements that may exist.

b.	Types of Engagements. The IRO(s) shall conduct three separate engagements. One engagement shall address HealthSouth’s cost reporting to the Medicare program with respect to its IRFs (Cost Reporting Engagement). The second engagement shall analyze whether HealthSouth sought payment for certain unallowable costs (Unallowable Cost Review). The third engagement shall evaluate and analyze HealthSouth’s coding, billing, and claims submission to the Medicare program and the reimbursement received with respect to its IRFs, outpatient departments of IRFs, and ORFs (Billing Engagement).

c.

Frequency of Cost Reporting Engagement. The Cost Reporting Engagement shall consist of two engagements which shall be performed as follows: (i) the Cost Report Systems Review shall be performed for the CIA’s first Reporting Period only; and (ii) the Cost Report Review shall be performed for each of the CIA’s five one-year Reporting Periods beginning with the Effective Date of

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this CIA. At any time after conclusion of the second Reporting Period, HealthSouth may request, in writing, that the Cost Reporting Engagement be removed from the scope of the IRO’s Review Procedures for the remaining Reporting Periods. Any request by HealthSouth shall include the supporting rationale for such a modification to the Review Procedures and shall be granted solely at the OIG’s discretion.

d.	Frequency of Unallowable Cost Review. The IRO shall perform the Unallowable Cost Review for the first Reporting Period only.

e.	Frequency of Billing Engagement. Elements of the Billing Engagement including Claims Reviews and, if applicable, Risk-Based Audits, shall be performed for each Reporting Period as described herein.

f.	Retention of Records. The IRO and HealthSouth shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and HealthSouth) related to the reviews.

2.	Cost Reporting Engagement. The Cost Reporting Engagement shall consist of the following:

a.	Cost Report Systems Review. The IRO shall assess the systems and processes used by HealthSouth to prepare and submit Medicare cost reports for its IRFs. The assessment shall review the methods and procedures used to prepare home office and facility cost reports including the effectiveness of controls designed to ensure that the proper information is being recorded on such reports and that only proper costs and dollar amounts are being submitted.

b.	Cost Report Review.

(1)	Allowable Costs. The IRO shall select the cost reports for the preceding calendar year for the 12 IRFs selected for the Inpatient Rehabilitation Claims Review and as well as HealthSouth’s home office Cost Report. The IRO shall utilize RAT-STATS to select and review 15 transactions for each facility cost report and for the home office cost report (a total of 195 transactions) to determine if the expense is allowable and has been accurately reported.

(2)	Medicare Bad Debts. The IRO shall select the six (6) HealthSouth IRFs with the highest amount of bad debt payments claimed on cost reports ending during the

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preceding calendar year. The IRO shall utilize RAT-STATS to select and review 15 Medicare bad debts for each facility (a total of 90 bad debts). The IRO shall determine whether reasonable efforts were made to collect the debt and whether the amount of the debt was accurately included in the amount claimed for bad debts on the cost report.

(3)	Medicare Low Income Patients. The IRO shall select the six (6) HealthSouth IRFs with the highest amount of reimbursement related to Medicare Low Income Patients (LIP) claimed on cost reports ending during the preceding calendar year. The IRO shall utilize RAT-STATS to select and review 15 Medicaid eligible patients for whom the facility has claimed LIP reimbursement. The IRO shall verify the accuracy of admission and discharge dates for such patients as well as documentation of their Medicaid eligibility.

c.	Cost Reporting Engagement Report. The IRO shall prepare a report based upon the Cost Report Review performed. The Report shall include the results of the Cost Report Review and the Cost Report Systems Review including the IRO’s findings and supporting rationale regarding: (i) the strengths and weaknesses of the systems and processes used by HealthSouth to prepare and submit Medicare cost reports for its IRFs; and (ii) any recommendations the IRO may have to improve any of these systems, operations, and processes.

3.

Unallowable Cost Review. The IRO shall conduct a review of HealthSouth’s compliance with the unallowable cost provisions of the Settlement Agreement and the Administrative Settlement Agreement entered into between HealthSouth and the Centers for Medicare & Medicaid Services contemporaneously with the Settlement Agreement. The IRO shall determine whether HealthSouth has complied with its obligations not to charge to, or otherwise seek payment from, Federal or State payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable Federal or State payors any unallowable costs included in payments previously sought from the United States, or any State Medicaid program. This unallowable cost analysis shall include, but not be limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by HealthSouth or any affiliates. To the extent that such cost reports, cost statements, information reports, or payment requests, even if already settled, have been adjusted to account for the effect of the inclusion of the unallowable costs, the IRO shall determine if such

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adjustments were proper. In making this determination, the IRO may need to review cost reports and/or financial statements from the year in which the Settlement Agreement was executed, as well as from previous years.

4.	Unallowable Cost Review Report. The IRO shall prepare a report based upon the Unallowable Cost Review performed. The Unallowable Cost Review Report shall include the IRO’s findings and supporting rationale regarding the Unallowable Costs Review and whether HealthSouth has complied with its obligation not to charge to, or otherwise seek payment from, Federal or State payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable Federal or State payors any unallowable costs included in payments previously sought from such payor.

5.	Billing Engagement. The Billing Engagement shall assess the performance of billing systems at HealthSouth’s IRFs, outpatient departments of IRFs, and ORFs during the term of this CIA. The engagement shall consist of three elements: (a) a review of Medicare Paid Claims to be performed by the IRO during each year of this CIA’s term (Claims Reviews); (b) if applicable, and subject to Section III.D.5.b.1 below, annual risk-based audits to be performed by HealthSouth and the IRO during the third through fifth years of this CIA’s term as an alternative to the Claims Reviews; and (c) an assessment of billing system controls to be performed by HealthSouth and the IRO during each year of this CIA’s term. The applicable definitions, procedures, and reporting requirements are outlined in Appendix B to this Agreement which is incorporated by reference.

a.	Claims Reviews. The IRO shall perform three separate Claim Reviews covering a 12-month period ending on December 31st of the relevant Reporting Period (the “Claims Review Period”). These reviews will evaluate Paid Claims for Medicare services furnished and paid during the Claims Review Period for: (i) inpatient rehabilitation services furnished at IRFs; (ii) outpatient rehabilitation services furnished in the outpatient departments of HealthSouth IRFs; and (iii) outpatient rehabilitation services provided by HealthSouth at ORFs.

(1)	Claims Review of Inpatient Rehabilitation Services.

(A)

The IRO shall utilize RAT-STATS to select a random sample of twelve (12) HealthSouth IRFs. In selecting these facilities, the IRO shall randomly select two (2) IRFs from each of HealthSouth’s six regions within its Inpatient Division. For each of the IRFs selected, HealthSouth shall provide the IRO with a listing of all Paid Claims, as defined in

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Appendix B, during the Claims Review Period. The IRO shall utilize RAT-STATS to randomly select thirty (30) Paid Claims for each IRF.

(B)	The IRO shall review the 360 Paid Claims (60 per region) selected for review to determine whether the claims were correctly coded, submitted, and reimbursed in accordance with applicable law and Medicare program rules and regulations.

(C)	If the IRO identifies a Net Overpayment Rate of five (5) percent or more for any of the IRFs reviewed, the IRO shall follow the procedures described in Section III.D.5.a.(4) of this CIA.

(2)	Claims Review of Outpatient Rehabilitation Services Furnished by Outpatient Departments of IRFs.

(A)	The IRO shall utilize RAT-STATS to select a random sample of eight (8) HealthSouth IRFs that billed Medicare for Outpatient Rehabilitation Services during the Claims Review Period. In selecting these facilities, the IRO shall ensure that: (i) the facilities are randomly selected from a universe of the largest facilities that account for at least fifty (50) percent of the Inpatient Division’s outpatient Medicare revenue; and (ii) all regions are represented in the sample. For each of the eight (8) facilities selected, HealthSouth shall provide the IRO with a listing of all Paid Claims for the Claims Review Period. The IRO shall utilize RAT-STATS to randomly select thirty (30) Paid Claims for each facility.

(B)	The IRO shall review the 240 Paid Claims (30 per facility) selected for review to determine whether the claims were correctly coded, submitted, and reimbursed in accordance with applicable law and Medicare program rules and regulations.

(C)	If the IRO identifies a Net Overpayment Rate of five (5) percent or more for any of the facilities reviewed, the IRO shall follow the procedures described in Section III.D.4.a.(4) of this CIA.

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(3)	Claims Review of Outpatient Rehabilitation Services Furnished by Outpatient Rehabilitation Facilities.

(A)	The IRO shall utilize RAT-STATS to select a random sample of eight (8) HealthSouth ORFs. The IRO shall ensure that these facilities are randomly selected from a universe of the largest facilities that account for at least twenty-five (25) percent of the Medicare revenue received by ORFs operated by HealthSouth’s Outpatient Division. For each of the eight (8) facilities selected, HealthSouth shall provide the IRO with a listing of all Paid Claims for the Claims Review Period. The IRO shall utilize RAT-STATS to randomly select thirty (30) Paid Claims for each facility.

(B)	The IRO shall review the 240 Billed Claims (30 per facility) selected for review to determine whether the claims were correctly coded, submitted, and reimbursed in accordance with applicable law and Medicare program rules and regulations.

(C)	If the IRO identifies a Net Overpayment Rate of five (5) percent or more for any of the ORFs reviewed, the IRO shall follow the procedures described in Section III.D.5.a.(4) of this CIA.

(4)

Expanded Reviews. If the IRO identifies a Net Overpayment Rate of five (5) percent or greater for any claims sample reviewed as part of the Claims Reviews, the IRO shall perform an additional sample of Paid Claims from that facility using commonly accepted sampling methods and in accordance with Appendix B (Full Sample). The Full Sample shall be designed to: (i) estimate the actual Overpayment in the population with a 90% confidence level and with a maximum relative precision of 25% of the point estimate; and (ii) conform with the Centers for Medicare and Medicaid Services’ statistical sampling for overpayment estimation guidelines. The Paid Claims shall be reviewed based on supporting documentation and applicable billing and coding regulations and guidance to determine whether the claim was correctly coded, submitted, and reimbursed. For purposes of calculating the size of the Full Sample, the relevant 30-claim sample may serve as the probe sample, if statistically appropriate. Additionally, HealthSouth may use the 30 claims sampled and the corresponding findings for those 30 claims, as part of its Full Sample, if: (i) statistically appropriate and (ii) HealthSouth selects the Full Sample Items using the seed

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number generated by the 30-claim sample. OIG, in its sole discretion, may refer the findings of the Full Sample (and any related workpapers) received from HealthSouth to the appropriate Federal health care program payor, including the Medicare contractor (e.g., carrier, fiscal intermediary, or DMERC), for appropriate follow-up by that payor. For each claim in the 30-claim sample and subsequent Full Sample that resulted in an Overpayment, the IRO shall perform a “walk through” of the system(s) and process(es), that generated the claim to identify any problems or weaknesses that may have resulted in the identified Overpayments. The IRO shall provide its observations and recommendations on suggested improvements to the system(s) and the process(es) that generated the claim.

(5)	Systemic Errors. If the IRO determines that the cause of some or all of the Overpayments identified in any of the Claims Reviews can be isolated to a specific defect in HealthSouth’s billing systems or procedures, HealthSouth and the IRO shall contact OIG to determine whether the total Overpayment amount may be calculated using alternatives to the sampling methods described in Section III.D.5.a.(4).

(6)	Additional Claims Reviews. If four (4) or more of the IRFs included in the Claims Reviews or three (3) or more of the outpatient departments of IRFs or ORFs included in such Reviews have a Net Overpayment Rate of five (5) percent or greater, the IRO shall design and submit a plan to the OIG and HealthSouth for an expanded review of Billed Claims for the affected type(s) of facilities.

(7)	Repayment of Identified Overpayments. In accordance with Section III.H of this Agreement, HealthSouth shall repay within 30 days any Overpayment(s) identified in any 30-claim sample or Full Sample (if applicable), regardless of the Net Overpayment Rate, to the appropriate payor and in accordance with payor refund policies. HealthSouth shall make available to OIG any and all documentation that reflects the refund of the Overpayment(s) to the payor.

(8)

Claims Review Report. The IRO shall prepare a report based on the Claims Reviews performed. The report shall contain the information described in Appendix B and shall be submitted to HealthSouth’s Compliance Officer and the

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Board Compliance Committee and included in the Annual Report required by Section V.B. of this CIA.

b.	Annual Risk-Based Audits.

(1)	OIG Approval of Risk-Based Audits and HealthSouth’s Development of an Annual Audit Plan.

(A)

At any time after the conclusion of the second Reporting Period, HealthSouth may request, in writing, that a risk-based audit described herein (Risk-Based Audit) be performed as an alternative to the Claims Review. Any such request by HealthSouth shall: (i) include the supporting rationale for such an alternative review; (ii) include an analysis of the results of the first two Claims Reviews to justify why a Risk-Based Audit would be appropriate; and (iii) be granted solely at the OIG’s discretion. Contingent upon OIG’s approval as set forth above, during the third year of this CIA and during each subsequent Audit Year, HealthSouth shall prepare an Annual Audit Plan (Audit Plan) to evaluate the integrity of claims for items and services furnished to beneficiaries of Federal health care programs by HealthSouth’s IRFs, outpatient departments of IRFs, and ORFs. The Audit Plan shall test the effectiveness of systems design and management controls in ensuring compliance with applicable Federal health care program rules. Specific audit projects shall be selected on the basis of the following criteria: (i) quantification of known or suspected overpayments to Federal health care programs based on systems reviews or probe audits; (ii) specific program areas that are deemed to pose special risks of claims error based upon information received from, or concerns expressed by, Company employees, patterns of claims denials, audit findings by Federal health care programs, areas identified by the OIG or other investigative agencies as special audit priorities, program areas or geographic locations that have experienced significant changes in management personnel or unusually high turnover of other personnel, or other relevant factors; (iii) confirmation of corrective actions in response to prior audit findings; (iv) evaluation of claims for

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items or services being offered for the first time by the Company or by newly acquired facilities; and (v) general program integrity surveillance, including baseline audits to establish and monitor claims systems error rates.

(B)	The Audit Plan shall include a specific project schedule, by calendar quarter, as well as the number and professional qualifications of internal and external audit personnel and other resources required for implementation. The Audit Plan shall be submitted to the IRO not later than 45 days prior to the start of the relevant Audit Year.

(C)	The IRO shall review and prepare an assessment of the Audit Plan addressing: (i) the methodology used to identify and assess known or potential claims integrity risks; (ii) the process used to prioritize audit projects based on known or potential claims integrity risks; (iii) the scope and content of audit procedures proposed to address specific claims risk areas; (iv) the professional qualifications of the personnel designated to perform the audits; and (v) any other factors deemed to be relevant by the IRO to assess the integrity and effectiveness of the Audit Plan.

(D)	The IRO shall forward a written report of its assessment of the Audit Plan to HealthSouth’s Compliance Officer and to the Compliance Committee of the HealthSouth Board of Directors not later than January 1st of the relevant Audit Year. The IRO report may include recommendations for modification of the Audit Plan. Not later than thirty (30) days after receiving the IRO’s report, HealthSouth shall forward a copy of the Audit Plan and the IRO report to the OIG, incorporating each of the recommendations made by the IRO or describing in detail the reasons for not doing so.

(2)	Implementation of the Audit Plan and Report

(A)	Upon receipt of approval of the Audit Plan by the OIG, HealthSouth shall implement the Audit Plan as submitted to the OIG. Any material modifications to the Audit Plan shall be

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communicated to the IRO and to the OIG during the course of the year. HealthSouth shall review its progress in implementing the Audit Plan with the IRO and the IRO may make additional recommendations concerning the Audit Plan and its implementation to HealthSouth and to the OIG.

(B)	All audit projects undertaken pursuant to the Audit Plan shall be performed and documented in accordance with accepted professional audit standards. Copies of all final audit reports shall be made available to the IRO. The IRO shall be given access to all workpapers and other records prepared in connection with each audit.

(C)	Not later than 45 days following the close of the relevant Audit Year, HealthSouth shall prepare an Annual Audit Report (the “Annual Audit Report”) of the results of audits undertaken pursuant to the Audit Plan. The Annual Audit Report shall include: (i) a description of all audit projects undertaken pursuant to the Audit Plan; (ii) the results of all audits performed; (iii) a summary of repayments made to Federal health care programs during the course of the Audit Year as a result of audits undertaken pursuant to the Audit Plan; and (iv) a list of any other Reportable Events (as defined by Section III.H.2 of the Corporate Integrity Agreement) identified as a result of audits undertaken pursuant to the Audit Plan.

(D)

The IRO shall review the Annual Audit Report and prepare a written report no later than 90 days following the close of each Audit Year assessing the performance and completeness of the audits performed based on the following elements: (i) whether HealthSouth employed professionally qualified personnel and used generally accepted professional standards and procedures in conducting and documenting audit projects pursuant to the Audit Plan; (ii) identification of any elements of the Audit Plan that were not completed or that were not conducted in accordance with the audit scope and methodology described on the Audit Plan; (iii) recommendations for audit projects or priorities to be undertaken during the following Audit Year; and

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(iv) any other material finding or recommendations by the IRO based on its review of the Annual Audit Report and accompanying documentation. A copy of the IRO report on the Annual Audit Report shall be forwarded to the Compliance Officer and to the Board Compliance Committee. The Annual Audit Report and a copy of the IRO’s report on its review of the Annual Audit Report shall be included in the Annual Report by HealthSouth to the OIG pursuant to Section V.B. of this CIA.

(E)	The IRO shall undertake such fieldwork, interviews, process reviews, independent claims sampling, or review of work papers as may be necessary to carry out its responsibilities pursuant to this Section III.D.5.b, including validation procedures on not less than ten (10) percent of sample claims or other items reviewed by HealthSouth.

c.	Assessment of Billing Systems Controls. HealthSouth and the IRO shall review the internal control structure and systems and processes used by HealthSouth’s IRFs, outpatient departments of IRFs, and ORFs for the preparation and submission of claims for items and services to the Medicare program (Billing Systems).

(1)	As part of this review HealthSouth shall: (a) identify the key controls and control objectives for each Billing System; (b) assess the effectiveness of each key control in meeting its control objective; (c) identify and assess the effect of any material control gaps or control deficiencies; and (d) determine the need for new controls or the improvement of existing controls for each Billing System.

(2)	The IRO shall evaluate the assessment made by HealthSouth of its Billing Systems and shall perform such additional procedures and reviews as it deems necessary to confirm the effectiveness of the internal control structures and procedures for the Billing Systems. The IRO shall prepare a written report of its findings. Copies of the IRO’s report shall be forwarded to HealthSouth’s Compliance Officer and to the Compliance Committee of the HealthSouth Board of Directors and shall be included in HealthSouth’s Annual Report to OIG pursuant to Section V.B.

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(3)	Nothing in this CIA shall prevent the IRO from utilizing an assessment of key controls and control objectives for HealthSouth’s financial systems (including its Billing Systems) prepared by HealthSouth pursuant to the Section 404(a)(1) of P.L. 107-204 (The Sarbanes-Oxley Act of 2002) to satisfy the requirements of Section III.D.5.c.(l) of this CIA.

(4)	Nothing in this CIA shall prevent the IRO from utilizing work performed pursuant to Section 404(a)(2) of P.L. 107-204, assessing the integrity of HealthSouth’s internal control structure and procedures, to satisfy the requirements of Section III.D.5.c.(2) of this CIA.

6.	Validation Review. In the event OIG has reason to believe that: (a) HealthSouth’s Cost Reporting Engagement, Unallowable Cost Review, or Billing Engagement fails to conform to the requirements of this Agreement; or (b) the IRO’s findings or Cost Reporting Engagement, Unallowable Cost Review, or Billing Engagement results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the Cost Reporting Engagement, Unallowable Cost Review, or Billing Engagement complied with the requirements of the Agreement and/or the findings or Cost Reporting Engagement, Unallowable Cost Review, or Billing Engagement results are inaccurate (Validation Review). HealthSouth shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of HealthSouth’s final Annual Report must be initiated no later than one year after HealthSouth’s final submission (as described in Section II) is received by OIG.

Prior to initiating a Validation Review, OIG shall notify HealthSouth of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, HealthSouth may request a meeting with OIG to: (a) discuss the results of any Cost Reporting Engagement, Unallowable Cost Review, or Billing Engagement submissions or findings; (b) present any additional information to clarify the results of the Cost Reporting Engagement, Unallowable Cost Review, or Billing Engagement or to correct the inaccuracy of the Cost Reporting Engagement, Unallowable Cost Review, or Billing Engagement; and/or propose alternatives to the proposed Validation Review. HealthSouth agrees to provide any additional information as may be requested by OIG under this Section in an expedited manner. OIG will attempt in good faith to resolve any Cost Reporting Engagement, Unallowable Cost Review, or Billing Engagement issues with HealthSouth prior to conducting a Validation Review.

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However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.

7.	Independence/Objectivity Certification. The IRO shall include in its report(s) to HealthSouth a certification or sworn affidavit that it has evaluated its professional independence and/or objectivity, as appropriate to the nature of the engagement, with regard to the Cost Reporting Engagement, Unallowable Cost Review, or Billing Engagement and that it has concluded that it is, in fact, independent and/or objective.

E.	Disclosure Program.

HealthSouth shall maintain a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with HealthSouth’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. HealthSouth shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure relating to a potential violation of Federal health care program requirements to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, HealthSouth shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Compliance Officer (or designee) shall maintain a disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews. The disclosure log shall be made available to OIG upon request.

F.	Ineligible Persons.

1.	Definitions. For purposes of this CIA:

a.	an “Ineligible Person” shall include an individual or entity who:

i.	is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or

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ii.	has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

b.	“Exclusion Lists” include:

i.	the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov); and

ii.	the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://epls.arnet.gov).

c.	“Screened Persons” include HealthSouth’s prospective and current: (1) owners (other than shareholders who: (I) have an ownership interest of less than 5%; and (II) acquired the ownership interest through public trading), (2) officers, (3) directors, (4) employees, and (5) physicians with staff privileges, contractors, and agents who furnish health care items or services at a HealthSouth facility that participates in a Federal health care program or that perform billing or coding functions with respect to such items or services.

2.	Screening Requirements. HealthSouth shall ensure that all Screened Persons are not Ineligible Persons, by implementing the following screening requirements.

a.	HealthSouth shall screen all Screened Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such persons to disclose whether they are an Ineligible Person.

b.	HealthSouth shall screen all Screened Persons against the Exclusion Lists within 90 days after the Effective Date and on an annual basis thereafter.

c.	HealthSouth shall implement a policy requiring all Screened Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

Nothing in this Section affects the responsibility of (or liability for) HealthSouth to refrain from billing Federal health care programs for items or services furnished, ordered, or prescribed by an Ineligible Person.

3.	Removal Requirement. If HealthSouth has actual notice that a Screened Person has become an Ineligible Person, HealthSouth shall remove such

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person from responsibility for, or involvement with, HealthSouth’s business operations related to the Federal health care programs and shall remove such person from any position for which the person’s compensation or the items or services furnished, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the person is reinstated into participation in the Federal health care programs.

4.	Pending Charges and Proposed Exclusions. If HealthSouth has actual notice that a Screened Person is charged with a criminal offense that falls within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or is proposed for exclusion during his or her employment or contract term, or, in the case of a physician, during the term of the physician’s medical staff privileges, HealthSouth shall take all appropriate actions to ensure that the responsibilities of that person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or the accuracy of any claims submitted to any Federal health care program.

G.	Notification of Government Investigation or Legal Proceedings.

Within 30 days after discovery, HealthSouth shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to HealthSouth conducted or brought by a governmental entity or its agents involving an allegation that HealthSouth has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. HealthSouth shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

H.	Reporting.

1.	Overpayments.

a.	Definition of Overpayments. For purposes of this CIA, an “Overpayment” shall mean the amount of money: (1) HealthSouth and/or (2) any subsidiary, operating division, joint venture, or affiliate of HealthSouth Corporation (i) that is beyond the scope of the defined term “HealthSouth” set forth in Section II.C.l above, and (ii) over which HealthSouth has the ability to control the day-to-day operations, has received in excess of the amount due and payable under any Federal health care program requirements.

b.

Reporting of Overpayments. If, at any time, HealthSouth identifies or learns of any Overpayment, HealthSouth shall notify the payor (e.g., Medicare fiscal intermediary or carrier) within 30 days after identification of the Overpayment and take remedial steps within

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60 days after identification (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the Overpayment from recurring. Also, within 30 days after identification of the Overpayment, HealthSouth shall repay the Overpayment to the appropriate payor to the extent such Overpayment has been quantified. If not yet quantified, within 30 days after identification, HealthSouth shall notify the payor of its efforts to quantify the Overpayment amount along with a schedule of when such work is expected to be completed. Notification and repayment to the payor shall be done in accordance with the payor’s policies, and, for Medicare contractors, shall include the information contained on the Overpayment Refund Form, provided as Appendix C to this CIA. Notwithstanding the above, notification and repayment of any Overpayment amount that routinely is reconciled or adjusted pursuant to policies and procedures established by the payor should be handled in accordance with such policies and procedures.

2.	Reportable Events.

a.	Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

i.	a substantial Overpayment; or

ii.	a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized.

A Reportable Event may be the result of an isolated event or a series of occurrences.

b.	Reporting of Reportable Events. If HealthSouth and/or any subsidiary, operating division, joint venture, or affiliate of HealthSouth Corporation (i) that is beyond the scope of the defined term “HealthSouth” set forth in Section II.C.1 above, and (ii) over which HealthSouth has the ability to control the day-to-day operations, determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, HealthSouth shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists. The report to OIG shall include the following information:

i.	If the Reportable Event results in an Overpayment, the report to OIG shall be made at the same time as the

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notification to the payor required in Section III.H.l, and shall include all of the information on the Overpayment Refund Form, as well as:

(A) the payor’s name, address, and contact person to whom the Overpayment was sent; and

(B) the date of the check or electronic transaction and identification number (or electronic transaction number) by which the Overpayment was repaid/refunded;

ii.	a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

iii.	a description of HealthSouth’s actions taken to correct the Reportable Event; and

iv.	any further steps HealthSouth plans to take to address the Reportable Event and prevent it from recurring.

IV.	NEW BUSINESS UNITS OR LOCATIONS

HealthSouth shall notify OIG on a quarterly basis of the purchase, sale, closure, establishment, or relocation of any HealthSouth facility furnishing items or services that may be reimbursed by Federal health care programs. This notification shall include the address of the affected facility, phone number, fax number, Medicare Provider number, provider identification number and/or supplier number, and the corresponding contractor’s name and address that has issued each Medicare number. Each new HealthSouth facility shall be subject to the requirements of this CIA.

V.	IMPLEMENTATION AND ANNUAL REPORTS

A.	Implementation Report. Within 120 days after the Effective Date, HealthSouth shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

1.	the name, address, phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;

2.	the names and positions of the members of the Executive Compliance Committee and the Board Compliance Committee required by Section III.A;

3.	a copy of HealthSouth’s Code of Conduct required by Section III.B.1;

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4.	a copy of all policies and procedures required by Sections III.B.3.a through III.B.3.e, and a summary of all other policies and procedures required by Section III.B;

5.	the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

6.	the following information regarding each type of training required by Section III.C:

a.	a description of such training, including a summary of the topics covered, the length of sessions and a training schedule;

b.	number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

7.	a description of the Disclosure Program required by Section III.E;

8.	the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) a summary and description of any and all current and prior engagements and agreements between HealthSouth and the IRO; and (d) the proposed start and completion dates of the Cost Reporting Engagement, Unallowable Cost Review, and Billing Engagement during the first CIA year;

9.	a certification from the IRO regarding its professional independence and/or objectivity with respect to HealthSouth;

10.	a description of the process by which HealthSouth fulfills the requirements of Section III.F regarding Ineligible Persons;

11.	the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify, quantify, and repay any overpayments to Federal health care programs relating to items or services furnished, ordered or prescribed by an Ineligible Person;

12.

to the extent not already provided to OIG, a list of all of HealthSouth’s facilities furnishing items or services that may be reimbursed by Federal health care programs including the address of each facility, phone number,

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fax number, Medicare Provider number, provider identification number and/or supplier number, and the corresponding contractor’s name and address that issued each Medicare number;

13.	to the extent not already provided to OIG, a description of HealthSouth’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and

14.	the certifications required by Section V.C.

B.	Annual Reports. HealthSouth shall submit to OIG annually a report with respect to the status of, and findings regarding, HealthSouth’s compliance activities for each of the five Reporting Periods (Annual Report).

Each Annual Report shall include, at a minimum:

1.	any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer and any change in the membership of the Executive Compliance Committee or Board Compliance Committee described in Section III.A;

2.	a summary of any significant changes or amendments to the policies and procedures required by Section III.B and the reasons for such changes (e.g., change in contractor policy) (copies of any such policies and procedures shall be available to OIG, upon request);

3.	the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

4.	the following information regarding each type of training required by Section III.C:

a.	a description of such training, including a summary of the topics covered, the length of sessions and a training schedule;

b.	number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

5.	a complete copy of all reports prepared pursuant to Section III.D, along with a copy of the IRO’s engagement letter (if applicable);

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6.	HealthSouth’s response and corrective action plan(s) related to any issues raised by the reports prepared pursuant to Section III.D;

7.	summary and description of any and all current and prior engagements and agreements between HealthSouth and the IRO, if different from what was submitted as part of the Implementation Report;

8.	a certification from the IRO regarding its professional independence and/or objectivity with respect to HealthSouth;

9.	a summary of Reportable Events (as defined in Section III.H) identified during the Reporting Period and the status of any corrective and preventative action relating to all such Reportable Events;

10.	a report of the aggregate Overpayments that have been returned to the Federal health care programs. Overpayment amounts shall be broken down into the following categories: inpatient Medicare, outpatient Medicare, Medicaid (report each applicable state separately, if applicable), and other Federal health care programs. Overpayment amounts that are routinely reconciled or adjusted pursuant to policies and procedures established by the payor do not need to be included in this aggregate Overpayment report;

11.	a summary of the disclosures in the disclosure log required by Section III.E that: (a) relate to Federal health care programs; or (b) allege abuse or neglect of patients;

12.	any changes to the process by which HealthSouth fulfills the requirements of Section III.F regarding Ineligible Persons;

13.	the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F during the Reporting Period; the actions taken by HealthSouth in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify, quantify, and repay any overpayments to Federal health care programs relating to items or services relating to items or services furnished, ordered or prescribed by an Ineligible Person;

14.	a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.G. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding; and

15.	the certifications required by Section V.C.

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The first Annual Report shall be received by OIG no later than 120 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

C.	Certifications. The Implementation Report and Annual Reports shall include a certification by the Compliance Officer that:

1.	to the best of his or her knowledge, except as otherwise described in the applicable report, HealthSouth is in compliance with all of the requirements of this CIA;

2.	he or she has reviewed the Report and has made reasonable inquiry regarding its content and believes that the information in the Report is accurate and truthful; and

3.	HealthSouth has complied with its obligations under the Settlement Agreement and the Administrative Settlement Agreement entered into between HealthSouth and the Centers for Medicare & Medicaid Services contemporaneously with the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from Federal or State payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs.

D.	Designation of Information. HealthSouth shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. HealthSouth shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI.	NOTIFICATIONS AND SUBMISSION OF REPORTS

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:

Administrative and Civil Remedies Branch

Office of Counsel to the Inspector General

Office of Inspector General

U.S. Department of Health and Human Services

Cohen Building, Room 5527

330 Independence Avenue, S.W.

Washington, DC 20201

Telephone: (202) 619-2078

Facsimile: (202) 205-0604

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HealthSouth Corporation:

John Markus

Executive Vice President and

Chief Compliance Officer

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, AL 35243

Telephone: (205) 970-8158

Facsimile: (205) 970-5858

Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt.

VII.	OIG INSPECTION, AUDIT, AND REVIEW RIGHTS

In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine or request copies of HealthSouth’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of HealthSouth’s locations for the purpose of verifying and evaluating: (a) HealthSouth’s compliance with the terms of this CIA; and (b) HealthSouth’s compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by HealthSouth to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of HealthSouth’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. HealthSouth shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. HealthSouth’s employees may elect to be interviewed with or without a representative of HealthSouth present. However, if an employee, consistent with the rights and privileges of such individual, refuses to be interviewed based upon an individual decision and/or advice of the employee’s counsel, HealthSouth will not be in breach of this Section if the interview does not occur.

VIII.	DOCUMENT AND RECORD RETENTION

HealthSouth shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs, or to compliance with this CIA, for six years (or longer if otherwise required by law).

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IX.	DISCLOSURES

Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify HealthSouth prior to any release by OIG of information submitted by HealthSouth pursuant to its obligations under this CIA and identified upon submission by HealthSouth as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, HealthSouth shall have the rights set forth at 45 C.F.R. § 5.65(d). HealthSouth asserts that nothing in this CIA, or any communication or report made pursuant to this CIA, shall by itself constitute or be construed as a waiver by HealthSouth of its attorney-client, work product, peer review, or other applicable privileges, including the protections contained in 42 C.F.R. § 483.75(o) (related to quality assurance). Notwithstanding that fact, the existence of any such privilege does not affect HealthSouth’s obligations to comply with the provisions of this CIA, including any reporting requirements.

X.	BREACH AND DEFAULT PROVISIONS

HealthSouth is expected to fully and timely comply with all of its CIA obligations.

A.	Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, HealthSouth and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.

1.	A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day HealthSouth fails to establish and implement any of the following obligations as described in Section III:

a.	a Compliance Officer;

b.	an Executive Compliance Committee;

c.	a Board Compliance Committee;

d.	a written Code of Conduct;

e.	written policies and procedures pursuant to Section III.B.3;

f.	the training of Covered Persons;

g.	a Disclosure Program;

h.	Ineligible Persons screening and removal requirements; and

i.	Notification of Government investigations or legal proceedings pursuant to Section III.G.

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2.	A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day HealthSouth fails to engage an IRO, as required in Section III.D and Appendix A.

3.	A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day HealthSouth fails to submit the Implementation Report or the Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

4.	A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day HealthSouth fails to submit the annual Cost Reporting Engagement Report, Unallowable Cost Review Report, Claims Review Report, or Annual Audit Report, if applicable, in accordance with the requirements of Section III.D and Appendix B.

5.	A Stipulated Penalty of $1,500 for each day HealthSouth fails to grant access to the information or documentation as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date HealthSouth fails to grant access.)

6.	A Stipulated Penalty of $5,000 for each false certification submitted by or on behalf of HealthSouth as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

7.	A Stipulated Penalty of $1,000 for each day HealthSouth fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to HealthSouth, stating the specific grounds for its determination that HealthSouth has failed to comply fully and adequately with the CIA obligation(s) at issue and steps HealthSouth shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after HealthSouth receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-6 of this Section.

B.

Timely Written Requests for Extensions. HealthSouth may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after HealthSouth fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request,

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Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after HealthSouth receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C.	Payment of Stipulated Penalties.

1.	Demand Letter. Upon a finding that HealthSouth has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify HealthSouth of: (a) HealthSouth’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is referred to as the “Demand Letter”).

2.	Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, HealthSouth shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties; or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event HealthSouth elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until HealthSouth cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3.	Form of Payment. Payment of the Stipulated Penalties shall be made by certified or cashier’s check, payable to: “Secretary of the Department of Health and Human Services,” and submitted to OIG at the address set forth in Section VI.

4.	Independence from Material Breach Determination. Except as set forth in Section X.D.l.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that HealthSouth has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

D.	Exclusion for Material Breach of this CIA.

1.	Definition of Material Breach. A material breach of this CIA means:

a.	a failure by HealthSouth to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.H;

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b.	a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

c.	a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or

d.	a failure to engage and use an IRO in accordance with Section III.D.

2.	Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by HealthSouth constitutes an independent basis for HealthSouth’s exclusion from participation in the Federal health care programs. Upon a determination by OIG that HealthSouth has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify HealthSouth of: (a) HealthSouth’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the “Notice of Material Breach and Intent to Exclude”).

3.	Opportunity to Cure. HealthSouth shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:

a.	HealthSouth is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;

b.	the alleged material breach has been cured; or

c.	the alleged material breach cannot be cured within the 30-day period, but that: (i) HealthSouth has begun to take action to cure the material breach; (ii) HealthSouth is pursuing such action with due diligence; and (iii) HealthSouth has provided to OIG a reasonable timetable for curing the material breach.

4.

Exclusion Letter. If, at the conclusion of the 30-day period, HealthSouth fails to satisfy the requirements of Section X.D.3, OIG may exclude HealthSouth from participation in the Federal health care programs. OIG shall notify HealthSouth in writing of its determination to exclude HealthSouth (this letter shall be referred to hereinafter as the “Exclusion Letter”). Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of HealthSouth’s receipt of the Exclusion Letter. The exclusion shall have national effect and shall also apply to all other Federal procurement and nonprocurement programs. Reinstatement to program participation is not automatic. After the end of the period of exclusion, HealthSouth may

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apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

E.	Dispute Resolution

1.	Review Rights. Upon OIG’s delivery to HealthSouth of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, HealthSouth shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. §§ 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2, the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.

2.	Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether HealthSouth was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. HealthSouth shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders HealthSouth to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless HealthSouth requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

3.	Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:

a.	whether HealthSouth was in material breach of this CIA;

b.	whether such breach was continuing on the date of the Exclusion Letter; and

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c.	whether the alleged material breach could not have been cured within the 30-day period, but that: (i) HealthSouth had begun to take action to cure the material breach within that period; (ii) HealthSouth has pursued and is pursuing such action with due diligence; and (iii) HealthSouth provided to OIG within that period a reasonable timetable for curing the material breach and HealthSouth has followed the timetable.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for HealthSouth, only after a DAB decision in favor of OIG. HealthSouth’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude HealthSouth upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that HealthSouth may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. HealthSouth shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of HealthSouth, HealthSouth shall be reinstated effective on the date of the original exclusion.

4.	Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.

XI.	EFFECTIVE AND BINDING AGREEMENT

Consistent with the provisions in the Settlement Agreement pursuant to which this CIA is entered, and into which this CIA is incorporated, HealthSouth and OIG agree as follows:

A.	This CIA shall be binding on the successors, assigns, and transferees of HealthSouth;

B.	This CIA shall become final and binding on the date the final signature is obtained on the CIA;

C.	Any modifications to this CIA shall be made with the prior written consent of the parties to this CIA;

D.	OIG may agree to a suspension of HealthSouth’s obligations under the CIA in the event of HealthSouth’s cessation of participation in Federal health care programs. If HealthSouth withdraws from participation in Federal health care programs and is relieved of its CIA obligations by OIG, HealthSouth shall notify OIG at least 30 days in advance of HealthSouth’s intent to reapply as a participating provider or supplier with any Federal health care program. Upon receipt of such notification, OIG shall evaluate whether the CIA should be reactivated or modified.

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E.	The undersigned HealthSouth signatory represents and warrants that he is authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

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ON BEHALF OF HEALTHSOUTH CORPORATION

/s/ John Markus	12-30-04 DATE
JOHN MARKUS
Executive Vice President and Chief Compliance Officer

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ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL

OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Lewis Morris	12/30/04 DATE
LEWIS MORRIS
Chief Counsel to the Inspector General
Office of Inspector General
U. S. Department of Health and Human Services

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APPENDIX A

INDEPENDENT REVIEW ORGANIZATION

This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.D of the CIA.

A.	IRO Engagement.

HealthSouth shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below. The IRO shall conduct the review in a professionally independent and/or objective fashion, as set forth in Paragraph D. Within 30 days after OIG receives written notice of the identity of the selected IRO, OIG will notify HealthSouth if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, HealthSouth may continue to engage the IRO.

If HealthSouth engages a new IRO during the term of the CIA, this IRO shall also meet the requirements of this Appendix. If a new IRO is engaged, HealthSouth shall submit the information identified in Section V.A.8 to OIG within 30 days of engagement of the IRO. Within 30 days after OIG receives written notice of the identity of the selected IRO, OIG will notify HealthSouth if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, HealthSouth may continue to engage the IRO.

B.	IRO Qualifications.

The IRO shall:

1.	assign individuals to conduct the Cost Reporting Engagement, Unallowable Cost Review, and Billing Engagement who have expertise in the billing, coding, reporting, and other requirements applicable to Medicare claims for inpatient and outpatient rehabilitation services and in the general requirements of the Federal health care program(s) from which HealthSouth seeks reimbursement;

2.	assign individuals to design and select the Claims Review samples who are knowledgeable about the appropriate statistical sampling techniques;

3.	assign individuals to conduct the coding review portions of the Claims Review who have a nationally recognized coding certification (e.g., CCA, CCS, CCS-P, CPC, RRA, etc.) and who have maintained this certification (e.g., completed applicable continuing education requirements); and

4.	have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.

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Appendix A-1

C.	IRO Responsibilities.

The IRO shall:

1.	perform each Cost Reporting Engagement, Unallowable Cost Review, and Billing Engagement in accordance with the specific requirements of the CIA;

2.	follow all applicable Medicare rules and reimbursement guidelines in making assessments in the Billing Engagement;

3.	if in doubt of the application of a particular Medicare policy or regulation, request clarification from the appropriate authority (e.g., fiscal intermediary or carrier);

4.	respond to all OIG inquiries in a prompt, objective, and factual manner; and

5.	prepare timely, clear, well-written reports that include all the information required by Appendix B.

D.	IRO Independence/Objectivity.

The IRO must perform the Cost Reporting Engagement, Unallowable Cost Review, and Billing Engagement in a professionally independent and/or objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or engagements that may exist between the IRO and HealthSouth.

E.	IRO Removal/Termination.

1.	Provider. If HealthSouth terminates its IRO during the course of the engagement, HealthSouth must submit a notice explaining its reasons to OIG no later than 30 days after termination. HealthSouth must engage a new IRO in accordance with Paragraph A of this Appendix.

2.	OIG Removal of IRO. In the event OIG has reason to believe that the IRO does not possess the qualifications described in Paragraph B, is not independent and/or objective as set forth in Paragraph D, or has failed to carry out its responsibilities as described in Paragraph C, OIG may, at its sole discretion, require HealthSouth to engage a new IRO in accordance with Paragraph A of this Appendix.

Prior to requiring HealthSouth to engage a new IRO, OIG shall notify HealthSouth of its intent to do so and provide a written explanation of why OIG believes such a step is necessary. To resolve any concerns raised by OIG, HealthSouth may request a meeting with OIG to discuss any aspect of the IRO’s qualifications, independence or performance of its responsibilities and to present additional information regarding these matters. HealthSouth shall provide any additional information as may be requested by OIG under this Paragraph in an expedited manner. OIG will attempt in good faith to resolve any differences regarding the IRO with HealthSouth prior to requiring HealthSouth to terminate the IRO. However, the final determination as to whether or not to require HealthSouth to engage a new IRO shall be made at the sole discretion of OIG.

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Appendix A-2

APPENDIX B

CLAIMS REVIEWS

A.	Claims Reviews.

1.	Definitions. For the purposes of the Claims Reviews, the following definitions shall be used:

a.	Overpayment: The amount of money HealthSouth has received in excess of the amount due and payable under any Federal health care program requirements.

b.	Item: Any discrete unit that can be sampled (e.g., code, line item, beneficiary, patient encounter, etc.).

c.	Paid Claim: A code or line item submitted by HealthSouth and for which HealthSouth has received reimbursement from the Medicare program.

d.	Population: For the first Reporting Period, the Population shall be defined as all Items for which a code or line item has been submitted by or on behalf of HealthSouth and for which HealthSouth has received reimbursement from Medicare (i.e., Paid Claim) during the 12-month period covered by the first Claims Review Period.

For the remaining Reporting Periods, the Population shall be defined as all Items for which HealthSouth has received reimbursement from Medicare (i.e., Paid Claim) during the 12-month period covered by the Claims Review Period.

To be included in the Population, an Item must have resulted in at least one Paid Claim.

e.	Net Overpayment Rate: The Net Overpayment Rate shall be the percentage of net Overpayments identified in the sample. The net Overpayments shall be calculated by subtracting all underpayments identified in the sample from all gross Overpayments identified in the sample. (Note: Any potential cost settlements or other supplemental payments should not be included in the net Overpayment calculation. Rather, only underpayments identified as part of the Claims Reviews shall be included as part of the net Overpayment calculation.)

The Net Overpayment Rate is calculated by dividing the net Overpayment identified in the sample by the total dollar amount associated with the Items in the sample.

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Appendix B-1

2.	Other Requirements.

a.	Paid Claims without Supporting Documentation. For the purpose of appraising Items included in the Claims Reviews, any Paid Claim for which HealthSouth cannot produce documentation sufficient to support the Paid Claim shall be considered an error and the total reimbursement received by HealthSouth for such Paid Claim shall be deemed an Overpayment. Replacement sampling for Paid Claims with missing documentation is not permitted.

b.	Replacement Sampling. Considering the Population shall consist only of Paid Claims and that Items with missing documentation cannot be replaced, there is no need to utilize alternate or replacement sampling units.

c.	Use of First Samples Drawn. For the purposes of all samples in the Claims Reviews, the Paid Claims associated with the Items selected in each first sample (or first sample for each strata, if applicable) shall be used (i.e., it is not permissible to generate more than one list of random samples and then select one for use).

B.	Claims Review Report. The following information shall be included in the Claims Review Report for each 30-claim sample and Full Sample (if applicable).

1.	Claims Review Methodology.

a.	Sampling Unit. A description of the Item as that term is utilized for the Claims Review.

b.	Claims Review Population. A description of the Population subject to the Claims Review.

c.	Claims Review Objective. A clear statement of the objective intended to be achieved by the Claims Review.

d.	Sampling Frame. A description of the sampling frame, which is the totality of Items from which the 30-claim sample and, if any, Full Sample has been selected and an explanation of the methodology used to identify the sampling frame. In most circumstances, the sampling frame will be identical to the Population.

e.

Source of Data. A description of the specific documentation relied upon by the IRO when performing the Claims Review (e.g., medical records, physician orders, certificates of medical necessity, requisition forms, local medical review policies (including title and policy number), CMS program memoranda (including title and issuance number), Medicare carrier or intermediary manual or

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bulletins (including issue and date), other policies, regulations, or directives).

f.	Review Protocol. A narrative description of how the Claims Review was conducted and what was evaluated.

2.	Statistical Sampling Documentation.

a.	The number of Items appraised in each 30-claim sample and, if applicable, in each Full Sample.

b.	A copy of the printout of the random numbers generated by the “Random Numbers” function of the statistical sampling software used by the IRO.

c.	A copy of the statistical software printout(s) estimating how many Items are to be included in the Full Sample, if applicable.

d.	A description or identification of the statistical sampling software package used to select the sample and determine the Full Sample size, if applicable.

3.	Claims Review Findings.

a.	Narrative Results.

i.	A description of HealthSouth’s billing and coding system(s), including the identification, by position description, of the personnel involved in coding and billing.

ii.	A narrative explanation of the IRO’s findings and supporting rationale (including reasons for errors, patterns noted, etc.) regarding the Claims Review, including the results of each 30-claim sample, and the results of each Full Sample (if any).

b.	Quantitative Results.

i.	Total number and percentage of instances in which the IRO determined that the Paid Claims submitted by HealthSouth (Claim Submitted) differed from what should have been the correct claim (Correct Claim), regardless of the effect on the payment.

ii.	Total number and percentage of instances in which the Claim Submitted differed from the Correct Claim and in

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Appendix B-3

which such difference resulted in an Overpayment to HealthSouth.

iii.	Total dollar amount of all Overpayments in the sample.

iv.	Total dollar amount of paid Items included in the sample and the net Overpayment associated with the sample.

v.	Net Overpayment Rate in the sample.

vi.	A spreadsheet of the Claims Review results that includes the following information for each Paid Claim appraised: beneficiary health insurance claim number, date of service, procedure code submitted, procedure code reimbursed, allowed amount reimbursed by payor, correct procedure code (as determined by the IRO), correct allowed amount (as determined by the IRO), dollar difference between allowed amount reimbursed by payor and the correct allowed amount. (See Attachment 1 to this Appendix.).

4.	Expanded Review. In accordance with Section III.D.5.a.(4) of the CIA, if applicable, observations, findings, and recommendations on possible improvements to the system(s) and process(es) that generated the Overpayment(s).

5.	Credentials. The names and credentials of the individuals who: (1) designed the statistical sampling procedures and the review methodology utilized for the Claims Review; and (2) performed the Claims Review.

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Appendix B-4

APPENDIX C

OVERPAYMENT REFUND

TO BE COMPLETED BY MEDICARE CONTRACTOR

Date:_________________

Contractor Deposit Control #_____________     Date of Deposit: ________________

Contractor Contact Name:______________________________ Phone #___________________

Contractor Address: _____________________________________________________________

Contractor Fax: ______________________________________

TO BE COMPLETED BY PROVIDER/PHYSICIAN/SUPPLIER

Please complete and forward to Medicare Contractor. This form, or a similar document containing the following information, should accompany every voluntary refund so that receipt of check is properly recorded and applied.

PROVIDER/PHYSICIAN/SUPPLIER NAME ____________________________________

ADDRESS ________________________________________________________________

PROVIDER/PHYSICIAN/SUPPLIER # ______________ CHECK NUMBER# _________

CONTACT PERSON: ____________________________ PHONE # __________________ AMOUNT OF CHECK

$______________ CHECK DATE ________________

REFUND INFORMATION

For each Claim, provide the following:

Patient Name _____________________________________________ HIC # ______________________

Medicare Claim Number __________________ Claim Amount Refunded $ ______________

Reason Code for Claim Adjustment: ______ (Select reason code from list below. Use one reason per claim)

(Please list all claim numbers involved. Attach separate sheet, if necessary)

Note:	If Specific Patient/HIC/Claim #/Claim Amount data not available for all claims due to Statistical Sampling, please indicate methodology and formula used to determine amount and reason for overpayment: __________________________________________________

For Institutional Facilities Only:

Cost Report Year(s) ____________________________

(If multiple cost report years are involved, provide a breakdown by amount and corresponding cost report year.)

For OIG Reporting Requirements:

Do you have a Corporate Integrity Agreement with OIG?            Yes            No

Reason Codes:
Billing/Clerical Error	MSP/Other Payer Involvement	Miscellaneous
01 - Corrected Date of Service	08 - MSP Group Health Plan Insurance	13 - Insufficient Documentation
02 - Duplicate	09 - MSP No Fault Insurance	14 - Patient Enrolled in an HMO
03 - Corrected CPT Code	10 - MSP Liability Insurance	15 - Services Not Rendered
04 - Not Our Patient(s)	11 - MSP, Workers Comp.(Including Black Lung	16 - Medical Necessity
05 - Modifier Added/Removed		17 - Other (Please Specify)
06 - Billed in Error	12 - Veterans Administration	____________________
07 - Corrected CPT Code

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Attachment 1

Claim Review Results

Federal Health Care Program Billed	Bene HIC #	Date of Service	Procedure Code Submitted	Procedure Code Reimbursed	Allowed Amount Reimbursed	Correct Procedure Code (IRO determined)	Correct Allowed Amt Reimbursed (IRO determined)	Dollar Difference between Amt Reimbursed and Correct Allowed Amt

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